Exhibit 99.1

FOR IMMEDIATE RELEASE:	NEWS-NASDAQ

July 24, 2003

ACT TELECONFERENCING LAUNCHES ADDITIONAL WEB

CONFERENCING PRODUCTS FOR AUDIO CONFERENCING MARKET

DENVER—ACT Teleconferencing, Inc. (Nasdaq-ACTT), an independent worldwide provider of innovative audio, video and web-based conferencing products today announced the launch of two new web conferencing products for use with its event and automated meeting services. The new products add web conferencing capabilities to ACT’s premiere audio conferencing services: ActionCall and ReadyConnect™.

The combination of ACT’s Event CenterSM and the company’s elite-level conferencing product creates a new multimedia tool to enable high-quality attended audio conferences accompanied by interactive web options. This rich multimedia product is for events requiring high-touch communications, such as, investor relations calls, sales presentations, employee messages, and training seminars. The Event Center incorporates new feature-rich options, including, visual presentation capabilities, voting, polling, customized branding, marquee announcements, presenter-controlled messaging, white boards, web tours, archives, registration and reporting. Events also can be streamed live and/or archived for viewing during or after the conference.

ACT’s new eMeetingSM interfaces with ReadyConnect, ACT’s reservationless audio conferencing service, to facilitate highly-interactive real-time online meetings, conferences and learning initiatives. Users can immediately connect with clients and employees in different locations to communicate, work and train. Only an Internet connection, a browser, and a telephone line are needed to use this product to deliver presentations, demonstrate software applications, or collaborate on a shared whiteboard anywhere at anytime.

ACT Chief Technology Officer, Mark Kelly said, “ACT is well known in the marketplace for its outstanding operator-assisted audio conferencing products. Event Center and eMeeting further expand our audio products’ capabilities by integrating web features. Our customers are delighted with both of our new multimedia products.”

For more information, or to see a demonstration of the Event Center or eMeeting, please contact your local ACT office, or visit ACT’s website at: www.acttel.com.

About ACT

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video, and web conferencing products and services to corporations, educational organizations and governments worldwide. ACT is the only conferencing company with integrated global audio and video platforms that provide uniform international services, uniform billing, and local language services. The Company’s headquarters are located in Denver, Colorado; with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, the U.K. and the U.S.; and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT’s Internet address is www.acttel.com.

Contact:

ACT Teleconferencing, Inc., Liza Kaiser, IR/Corporate Communications Manager

Ph: 303-235-9000; e-mail: lkaiser@corp.acttel.com